[LAW FIRM LETTERHEAD]

January 29, 2010

[Merging Portfolio]
Calvert Variable Series, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

[Acquiring Portfolio]
Summit Mutual Funds, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Re: Acquisition of Assets of [Merging Portfolio]

Ladies and Gentlemen:

          You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

           [Merging Portfolio] ("Target Portfolio") is a series of Calvert Variable Series, Inc., a Maryland corporation.

           [Acquiring Portfolio], currently [Name of Summit Predecessor Portfolio] ("Acquiring Portfolio"), is a series of Summit Mutual Funds, Inc., a Maryland corporation.

Description of Proposed Transaction

          In the proposed transaction (the "Reorganization"), Acquiring Portfolio will acquire all of the assets of Target Portfolio in exchange for shares of Acquiring Portfolio of equivalent value. Target Portfolio will then liquidate and distribute all of the Acquiring Portfolio shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Portfolio, in complete redemption of all outstanding shares of Target Portfolio, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

          In rendering our opinion, we have reviewed and relied upon (i) the Agreement and Plan of Reorganization signed by Calvert Variable Series, Inc. with respect to and on behalf of Target Portfolio and by Summit Mutual Funds, Inc. with respect to and on behalf of Acquiring Portfolio and its successor in interest, Calvert Variable Products, Inc., dated as of January 29, 2010 (the "Reorganization Agreement") and (ii) a prospectus/proxy statement dated January 29, 2010 which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

          Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Portfolio and Acquiring Portfolio, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

          One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity's historic assets in its own business. The regulations, and recent private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the acquired fund in the business of the acquiring fund. The Acquiring Portfolio in this transaction has not represented that it will use any particular portion of the assets of the Target Portfolio in the business of the Acquiring Portfolio, since it may be in the best interests of shareholders to dispose of most or all of the historic assets of the Acquired Fund at the time of or soon after the closing of the Reorganization. Therefore, continuity of business enterprise is present only if the Acquiring Portfolio continues the historic business of the Target Portfolio.

          There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise; even though both funds were in the business of investing. In one private letter ruling (which is not legally a precedent on which future decisions can be based) there is a hint that the acquisition of all of the assets of a municipal bond fund concentrating on obligations of a particular state by another municipal bond fund concentrating on obligations of the same state would satisfy the continuity of business enterprise requirement. In other private letter rulings there is very little description of the particular investment strategies of the acquired and acquiring funds.

           [TEXT FOR SMALL CAP REORGANIZATION: In the Reorganization all of the assets of a variable annuity portfolio concentrated in small-cap equity securities will be acquired by another variable annuity portfolio concentrated in small-cap equity securities.][TEXT FOR MIDCAP REORGANIZATION: In the Reorganization all of the assets of a variable annuity portfolio concentrated in mid-cap equity securities will be acquired by another variable annuity portfolio concentrated in mid-cap equity securities.][TEXT FOR INTERNATIONAL REORGANIZATION: In the Reorganization all of the assets of a variable annuity portfolio concentrated in non-U.S. equity securities will be acquired by another variable annuity portfolio concentrated in non-U.S. equity securities.] The Reorganization appears to be closer to the facts of the two municipal bond funds concentrating on the obligations of a single state than to the acquisition of a corporate debt and equity fund by a municipal bond fund. There is therefore good reason to believe that the continuity of business enterprise requirement is satisfied. However, because of the lack of definitive guidance, our opinions cannot be free from doubt.

Opinions

          Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not free from doubt for the reasons above stated:

1. The transfer of all of the assets of Target Portfolio in exchange for shares of Acquiring Portfolio followed by the distribution of said Acquiring Portfolio shares pro rata to the shareholders of Target Portfolio in liquidation of Target Portfolio will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiring Portfolio and Target Portfolio will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Acquiring Portfolio upon the receipt of the assets of Target Portfolio solely in exchange for Acquiring Portfolio shares.

3. No gain or loss will be recognized by Target Portfolio upon the transfer of its assets to Acquiring Portfolio in exchange for Acquiring Portfolio shares or upon the distribution (whether actual or constructive) of such Acquiring Portfolio shares to the shareholders of Target Portfolio in exchange for their Target Portfolio shares.

4. The shareholders of Target Portfolio will recognize no gain or loss upon the exchange of their Target Portfolio shares for Acquiring Portfolio shares in liquidation of Target Portfolio.

5. The aggregate tax basis of the Acquiring Portfolio shares received by each Target Portfolio shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Portfolio shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Portfolio shares received by each Target Portfolio shareholder will include the period during which the Target Portfolio shares exchanged therefor were held by such shareholder, provided the Target Portfolio shares were held as a capital asset on the date of the Reorganization.

6. The tax basis of the assets of Target Portfolio acquired by Acquiring Portfolio will be the same as the tax basis of those assets to the Target Portfolio immediately prior to the Reorganization, and the holding period of the assets of Target Portfolio in the hands of Acquiring Portfolio will include the period during which those assets were held by Target Portfolio.

          The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Sections 8(c) and 9(d) of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

[SIGNATURE OF LAW FIRM]